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EXHIBIT 5.1

[Letterhead of Eavenson & Kairalla, P.L.]

June 13, 2012

Digital Domain Media Group, Inc.
10250 SW Village Parkway
Port St. Lucie, Florida 34987

    Re:    Digital Domain Media Group, Inc.

Ladies and Gentlemen:

        This opinion is being furnished in connection with the filing, with the Securities and Exchange Commission on or about the date hereof, under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-1 (the "Registration Statement") of Digital Domain Media Group, Inc. (the "Company") and the prospectus contained in such Registration Statement (the "Prospectus"). The Prospectus relates to the 26,144,274 shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), that may be sold by the selling shareholders named therein. The Shares are comprised of (i) 4,645,004 shares of the Common Stock currently held by certain of the selling shareholders named in the Prospectus (which includes the 2,200,000 such shares covered by the Call Option Agreements (as defined in the Prospectus)) (the "Current Shares"), and (ii) 20,974,269 shares of the Common Stock issuable to the selling shareholders named in the Prospectus upon the conversion of outstanding Senior Notes (as defined in the Prospectus), the conversion of an outstanding Subordinated Note (as defined in the Prospectus) and the exercise of outstanding Warrants (as defined in the Prospectus), and 525,001 shares of the Common Stock potentially issuable to certain such shareholders in connection with certain adjustment events provided for in securities purchase agreements to which they are party with the Company (collectively, the "Future Shares").

        We have acted as special counsel to the Company in connection with the issuance of the Shares. In connection with this opinion, we have examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company's Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

        Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized by the Company, the Current Shares have been validly issued and are fully paid and nonassessable, and the Future Shares, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Prospectus, will be validly issued, fully paid and nonassessable.

        The foregoing opinion is based upon and limited to the corporate laws of the State of Florida. We express no opinion herein as to any other laws, statutes, regulations or ordinances. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations promulgated thereunder.

                      Very truly yours,

                      /s/ EAVENSON & KAIRALLA, P.L.

                      Eavenson & Kairalla, P.L.

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  EXHIBIT 5.1